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                                                                   EXHIBIT 10.13


                              EMPLOYMENT AGREEMENT



     This Employment Agreement (the "AGREEMENT"), is entered into as of July 1, 1998 (the "COMMENCEMENT DATE"), by Marketwatch.Com, LLC (the "COMPANY") and Lawrence S. Kramer (the "EXECUTIVE").

1. TERM OF EMPLOYMENT: The term of employment of Executive by the Company hereunder shall commence on the Commencement Date and shall continue thereafter on the same terms and conditions for a period of three years unless earlier terminated pursuant to Sections 6 or 7 (such term being hereinafter referred to as the "EMPLOYMENT PERIOD"). The Employment Period shall be extended automatically without further action by either party as of the third anniversary of the Commencement Date for a period of one year, unless prior to such date the Company or the Executive shall notify the other in writing of its or his intention not to renew the Agreement, in which case the Agreement shall terminate at the end of the original term. If the Employment Period is extended, it shall thereafter be referred to as the Employment Period.

2. TITLE; DUTIES: The Executive shall serve as Chief Executive Officer of the Company reporting to the Management Committee of the Company or similar governing body of the Company (the "BOARD"). Executive shall perform those duties and responsibilities inherent in such position including such duties and responsibilities as the Board shall assign. The Executive agrees to devote his full time and best efforts, attention and energies to the business and interests of the Company. During the Employment Period, the Company shall use its best efforts to continue to nominate and elect Executive as a director, and Executive shall serve in such capacity without additional consideration. Executive shall serve the Company faithfully and to the best of his ability in such capacities, devoting his full business time, attention, knowledge, energy and skills to such employment; provided, however, the Company acknowledges that Executive may serve on the board of directors of other companies with the prior approval of the Board. Executive shall travel as reasonably required in connection with the performance of his duties hereunder.

3. COMPENSATION: The Company shall pay and Executive shall accept as full consideration for the his services hereunder, compensation consisting of the following:

     3.1 BASE SALARY. $210,000 per year base salary during the first year of the term of this Agreement; $225,000 per year base salary during the second year of the term of this Agreement; $240,000 per year base salary during the third year of the term of this Agreement; and at least $240,000 per year base salary (subject to increase by the Board) during successive years of the term of this Agreement if the Employment Period is extended past the original three-year term pursuant to Section 1 hereof. "Base Salary" shall mean the base salary provided for in this Section 3.1. Base Salary is payable in installments in accordance with the Company's normal payroll practices, less such deductions or withholdings as are required by law.


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     3.2  BONUS. Annual target bonus at the rate and in accordance with the specifications on Exhibit A attached hereto.

     3.3 EQUITY OPTION. (a) Executive received a grant of an option to purchase a 2.0% Interest (as defined in the Limited Liability Company Agreement, dated as of October 29, 1997, between CBS Inc. and Data Broadcasting Corporation) on October 29, 1997 (the "OPTION"). Such percentage is calculated based on the fully-diluted equity ownership of the Company as constituted on October 29, 1997, taking into account the issuance of options to purchase an aggregate of a ten percent (10%) Interest in the Company to be issued to employees of the Company or other personnel rendering substantial services to the Company (which options include the Option).

4. BENEFITS: Subject to all applicable eligibility requirements, and legal limitations, Executive will be able to participate in any and all 401(k), vacation, medical, dental, life and long-term disability insurance and/or other benefit plans which from time to time may be established for other employees of the Company.

5. REIMBURSEMENT OF EXPENSES: The Company will reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement subject to review by the Board or its compensation committee, if applicable.

6.   BENEFIT UPON TERMINATION OF EMPLOYMENT PERIOD.

     6.1 DISABILITY. In the event of the permanent disability (as hereinafter defined) of Executive during the Employment Period, the Company shall have the right, upon written notice to Executive, to terminate Executive's employment hereunder, effective upon the 30th calendar day following the giving of such notice (or such later day as shall be specified in such notice). Upon the effectiveness of such termination,
          (i) the Company shall have no further obligations hereunder, except to pay and provide, subject to applicable withholding, (A) all amounts of Base Salary accrued, but unpaid, at the effective date of termination,
          (B) Executive's target bonus, and (C) all reasonable unreimbursed business-related expenses, (ii) Executive's Option shall immediately vest and become exercisable to the extent of one additional year of vesting and shall remain exercisable for the periods specified in the Option and (iii) Executive shall have no further obligations hereunder other than those provided for in Sections 9 and 10 hereof. All amounts payable to Executive pursuant to this Section 6.1 shall be payable within 30 days following the effectiveness of the termination of Executive's employment. For purposes of this Agreement, "PERMANENT DISABILITY" shall be defined as any physical or mental disability or incapacity which renders Executive incapable in any material respect of performing the services required of him in accordance with his obligations under Section 2 for a period of 180 consecutive days, or for 180 days in any 360 day period.

     6.2 DEATH. In the event of the death of Executive during the Employment Period, this Agreement shall automatically terminate and the Company shall have no further obligations hereunder, except to pay and provide to Executive's beneficiary or other


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          legal representative, subject to applicable withholding, (i) all amounts of Base Salary and bonus accrued but unpaid, at the date of death, and (ii) all reasonable unreimbursed business-related expenses. All amounts payable to Executive pursuant to this Section 6.2 shall be payable within 30 days following the date of death.

     6.3 TERMINATION WITHOUT CAUSE. In the event of the termination of Executive's employment by the Company without Cause (as defined below) or upon the Executive's voluntary termination of his employment for Good Reason (as defined below), (i) all amounts of Base Salary and bonus accrued but unpaid on the date of termination shall be paid by the Company within 30 days following the date of termination, (ii) an amount equal to Executive's Base Salary on the date of termination for a period of twelve months shall be paid by the Company in twelve equal installments, and (iii) the Option shall immediately vest and become exercisable to the extent of one additional year of vesting and shall remain exercisable for the periods specified in the Option.

     6.4 CIRCUMSTANCES UNDER WHICH TERMINATION BENEFITS WOULD NOT BE PAID. The Company shall only be obligated to pay the amounts of Base Salary and bonus accrued but unpaid on the date of termination, and shall not be obligated to pay Executive the termination benefits or continue the option vesting described in subparagraphs 6.1 through 6.3 above if the Employment Period is terminated for Cause or if Executive voluntarily terminates his employment other than for Good Reason (as defined below). For purposes of this Agreement, "CAUSE" shall be limited to:

          (A) Willful failure by Executive to substantially perform his duties hereunder, other than a failure resulting from his complete or partial incapacity due to physical or mental illness or impairment;

          (B) A material and willful violation of a federal or state law or regulation applicable to the business of the company or that adversely affects the image of the Company;

          (C) Commission of a willful act by Executive which constitutes gross misconduct and is injurious to the Company; or

          (D)  A willful breach of a material provision of this Agreement.

     6.5 CONSTRUCTIVE TERMINATION. Notwithstanding anything in Section 3 or in this Section 6 to the contrary, for purposes of this Agreement the Employment Period will be deemed to have been terminated and Executive will be deemed to have Good Reason for voluntary termination of the Employment Period ("GOOD REASON"), if there should occur:

          (A) A material adverse change in Executive's position causing it to be of materially less stature or responsibility without Executive's written consent; provided, that, such a materially adverse change shall not be deemed to occur if Executive is the chief executive of the Company (or of a division of any acquiring company


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               immediately following a Change in Control (as defined below));
               provided, further, that, if the Company undergoes a business combination with, voting control of the Company is acquired by or substantially all of the Company's assets are acquired by, Data Broadcasting Corporation ("DBC") or an affiliate of DBC, such a materially adverse change shall not be deemed to occur if Executive is an executive officer of DBC or an affiliate of DBC, as applicable, with duties and responsibilities comparable to the duties and responsibilities held by Executive with the Company; provided, further, that, if the Company undergoes a business combination with, voting control of the Company is acquired by or substantially all of the Company's assets are acquired by, CBS Broadcasting Inc. or CBS Corporation (collectively, "CBS") or an affiliate of CBS, such a materially adverse change shall not be deemed to occur if Executive is an executive officer of CBS or an affiliate of CBS, as applicable, with duties and responsibilities comparable to the duties and responsibilities held by Executive with the Company;

          (B) A material reduction, without Executive's written consent, in his level of base compensation (including base salary and fringe benefits) by more than ten percent (10%); or

          (C) A relocation of Executive's principal place of employment outside the Bay Area without Executive's consent.

7.   CHANGE IN CONTROL BENEFITS:

          Should there occur a Change in Control (as defined below), then the following provisions shall become applicable:

     (A) During the period (if any) following a Change in Control that Executive shall continue to remain employed, then the terms and provisions of this Agreement shall continue in full force and effect, and the Option shall continue to vest and become and remain exercisable in accordance with the terms of the Option; or

     (B) In the event of (i) a termination of the Executive's employment by the Company or its successor other than for Cause within six (6) months after a Change in Control or (ii) Executive voluntarily terminates his employment for Good Reason within six (6) months after a Change in Control:

               (i) The Company shall pay to Executive an amount equal to (A) all amounts of bonus accrued to the date of termination, (B) 100% of Executive's Base Salary for a period of one year and (C) Executive's target bonus for a period of one year, in one lump sum amount on or before the fifth business day following the effective date of Executive's termination; and

               (ii) The unvested portion of Option held by Executive on the date of such Change in Control shall immediately vest and become exercisable to the extent of one additional year of vesting and the vested portions of the Option shall remain exercisable for the periods specified in the Option.


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     For purposes of this Section 7, the term "CHANGE IN CONTROL" shall mean:

          (x) The sale, lease, conveyance, liquidation or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert other than (i) to DBC or its affiliates or CBS or its affiliates, (ii) in the ordinary course of business, or (iii) to a corporation formed for the purpose of converting the Company into a corporation; or

          (y) Any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any Person (as defined in Section 13(h)(8)(E) under the Securities Exchange Act of 1934) becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of
               1934), directly or indirectly, of more than 50% of the aggregate voting power of all classes of common equity securities or membership interests, as the case may be, of the Company, except if such Person is (A) a subsidiary of the Company, (B) an employee stock ownership plan for employees of the Company, (C) a company formed to hold the Company's common equity securities or membership interests, as the case may be, and whose shareholders constituted, at the time such company became such holding company, substantially all the equity owners or shareholders of the Company, (D) either DBC, CBS and / or any of their affiliates, or (E) a corporation formed for the purpose of converting the Company into a corporation.

     In the event that the severance and other benefits provided to Executive pursuant to Section 6 of this Agreement (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE") and (ii) but for this Section 7, such severance and benefits would be subject to the excise tax imposed by Section 4999 of the Code, then Executive's severance benefits under this Section 7 shall be payable either:

          (a)  in full, or

          (b) as to such lesser amount which would result in no portion of such severance and other benefits being subject to excise tax under
               Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement.

     Unless the Company and Executive otherwise agree in writing, any determination required under this Section 7 shall be made in writing by independent public accountants agreed to by the Company and Executive (the "ACCOUNTANTS"), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The


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     Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.

8. DISPUTE RESOLUTION: The Company and Executive agree that any dispute regarding the interpretation or enforcement of this Agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services ("JAMS") under the then-existing JAMS rules, rather than by litigation in court, trial by jury, administrative proceeding, or in any other forum.

9.   COOPERATION WITH THE COMPANY AFTER TERMINATION OF THE EMPLOYMENT PERIOD:
     Following termination of the Employment Period by Executive, Executive shall fully cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company.

10.  CONFIDENTIALITY; RETURN OF PROPERTY; NONSOLICITATION:

     (a) The Executive acknowledges that during the Employment Period he will receive confidential information from the Company and subsidiaries of the Company and the respective clients thereof (each a "RELEVANT ENTITY"). Accordingly, the Executive agrees that during the Employment Period (as it may be extended from time to time) and thereafter for a period of two years, the Executive and his affiliates shall not, except in the performance of his obligations to the Company hereunder or as may otherwise be approved in advance by the Company, directly or indirectly, disclose or use (except for the direct benefit of the Company) any confidential information that he may learn or has learned by reason of his association with any Relevant Entity. Upon termination of this Agreement, the Executive shall promptly return to the Company any and all properties, records or papers of any Relevant Entity, that may have been in his possession at the time of termination, whether prepared by the Executive or others, including, but not limited to, confidential information and keys. For purposes of this Agreement, "confidential information" includes all data, analyses, reports, interpretations, forecasts, documents and information concerning a Relevant Entity and its affairs, including, without limitation with respect to clients, products, policies, procedures, methodologies, trade secrets and other intellectual property, systems, personnel, confidential reports, technical information, financial information, business transactions, business plans, prospects or opportunities, (i) that the Company reasonably believes are confidential or (ii) the disclosure of which could be injurious to a Relevant Entity or beneficial to competitors of a Relevant Entity, but shall exclude any information that (x) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law, (y) is or becomes publicly available prior to the Executive's disclosure or use of the information in a manner violative of the second sentence of this Section 10(a), or (z) is rightfully received by Executive without restriction or disclosure from a third party legally entitled to possess and to disclose such


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          information without restriction (other than information that he may learn or has learned by reason of his association with any Relevant Entity). For purposes of this Agreement, "affiliate" means any entity that, directly or indirectly, is controlled by, or under common control with, the Executive. For purposes of this definition, the terms "controlled" and "under common control with" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting stock, by contract or otherwise.

     (b) For a period of one (1) year following the termination of Executive's employment with the Company for any reason, he will not, without the Company' express written consent, either on his own behalf or on behalf of another, solicit employees of the Company or any subsidiary of the Company for the purpose of hiring them. General employment advertising shall not be deemed to be a solicitation.

11.  GENERAL:

          11.1 INDEMNIFICATION. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that Executive is or was a director or officer of the Company or serves or served any other corporation fifty percent (50%) or more owned or controlled by the Company in any capacity at the Company' request, Executive shall be indemnified by the Company, and the Company shall pay Executive's related expenses when and as incurred, all to the fullest extent permitted by law.

          11.2 WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute a, continuing waiver of such breach or of other breaches by the same or any other provision of this Agreement.

          11.3 SEVERABILITY. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

          11.4 NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective upon personal service or upon transmission of a facsimile or the deposit with Federal Express or in Express Mail and addressed to the Chairman of the Board of the Company at its principal corporate address, and to Executive at his most recent address shown on the Company's corporate records, or at any other address which he may specify in any appropriate notice to the Company.


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          11.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

          11.6 ENTIRE AGREEMENT. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement shall constitute the complete and exclusive statement of the agreement between the parties and supersedes all proposals (oral or written), understandings, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof.

          11.7 GOVERNING LAW. This Agreement shall be governed by the law of the State of California.

          11.8 ASSIGNMENT AND SUCCESSORS. The Company shall have the right to assign its rights and obligations under this Agreement to an entity which acquires substantially all of the assets of the Company, whether by merger or otherwise including, without limitation MarketWatch.com, Inc. or other corporation formed for the purpose of converting the Company from a limited liability company into a corporation. The rights and obligations of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                        MARKETWATCH.COM, LLC

                                        /s/ Derek Reisfield
                                        ------------------------------------
                                        Derek Reisfield,
                                        Chairman of the Management Committee


                                        EXECUTIVE

                                        /s/ Lawrence S. Kramer
                                        ------------------------------------
                                        Lawrence S. Kramer


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                                    EXHIBIT A

                         TARGET BONUS AND SPECIFICATIONS


ANNUAL TARGET BONUS RATE: fifty percent (50%) of the then-applicable base salary actually paid in a given year. For example, if the base salary actually paid in the second year of the term of this Agreement is $200,000, the maximum target bonus would be $100,000 ($200,000 multiplied by 50%) for that year.



SPECIFICATIONS: two components.

     DISCRETIONARY COMPONENT: Board may decide when, and if to grant this component. This component shall be 25% of the then-applicable base salary actually paid in a given year.

     ACHIEVEMENT OF FINANCIAL OBJECTIVES COMPONENT: Target Bonus, in the amount payable shown below, is payable upon the Company's achievement of the financial objectives set forth below:

                  % of Base Salary Actually
                     Paid for Such Year
                        Payable Upon
                       Achievement of
                    Financial Objectives               Financial Objectives
                    --------------------               --------------------
     1st Year                25%              To be determined annually by the Board
     2nd Year                25%              To be determined annually by the Board
     3rd Year                25%              To be determined annually by the Board


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